UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016

Omega Protein Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-14003 (Commission File Number)	76-0562134 (I.R.S. Employer Identification No.)

2105 City West Boulevard	77042
Suite 500	(Zip Code)
Houston, Texas
(Address of principal executive offices)

(713) 623-0060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Under the 2015 Long-Term Incentive Plan (“Plan”) of Omega Protein Corporation (the “Company”) and the compensation plan for the Company’s independent directors approved thereunder by the Company’s Board of Directors (the “Board”), each independent director of the Company is entitled to receive an annual award of restricted Common Stock valued at $60,000, effective as of the date of each Company Annual Meeting of Stockholders. As more fully described in Item 5.07 below, the 2016 Annual Meeting of Stockholders (the “2016 Stockholders’ Meeting”) was held on June 28, 2016 and accordingly each independent director received an award of 3,171 shares of restricted Common Stock on that date. The number of shares granted to each independent director was determined by dividing $60,000 by the Fair Market Value (as defined in the Plan) of the Common Stock on the grant date. Under the Plan, Fair Market Value is defined as the average of the highest and lowest sales price of a share of Common Stock as reported on the NYSE on the date of grant.

The grant date for these shares of restricted Common Stock to the independent directors was June 28, 2016 and these shares were valued at $18.92 per share. The shares of restricted Common Stock granted to the independent directors will vest six months and one day after the date of grant. The grants have been made pursuant to the form of Award of Restricted Stock Agreement attached hereto as Exhibit 10.1. The foregoing description of the Award of Restricted Stock Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Award of Restricted Stock Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders

The following proposals were submitted to the holders of the Company’s Common Stock for a vote at the Company’s 2016 Annual Meeting of Stockholders which was held on June 28, 2016:

1.	The election of three Class III directors to the Board;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm for the Company’s fiscal year ending December 31, 2016;

3.	An advisory proposal on executive compensation; and

4.	The adoption of an amendment to the Bylaws of the Company to implement a majority voting standard in uncontested director elections (the “Bylaw Amendment”).

The results of such votes were as follows:

1.     The following votes were cast in the election of three Class III directors to the Board:

Name of Nominee	Number of Votes Voted For	Number of Votes Withheld

Bret D. Scholtes	17,689,281	264,868

David H. Clarke	17,638,627	315,522

Gary J. Ermers	3,456,221	239,857

Michael N. Christodolou	14,231,927	26,144

The proposal for the three Class III directors to be elected requires approval of a plurality of the votes cast. With plurality voting, the three nominees for director who receive the largest number of shares voted FOR are elected, irrespective of the number or percentage of votes cast. Accordingly, Mr. Scholtes, Mr. Clarke and Mr. Christodolou were elected as Class III Directors. Mr. Ermers was not elected as a Class III Director. Shares for which voting authority was withheld are counted for purposes of establishing a quorum but do not have any effect on the election of the nominees. The Class III Directors’ terms expire at the 2019 Annual Meeting of Stockholders.

2.     The following votes were cast in the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the Company’s fiscal year ending December 31, 2016:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining
17,575,465	281,026	126,888

The proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm for the Company’s fiscal year ending December 31, 2016 requires the approval of a majority of votes cast. Accordingly, this proposal was approved. Abstentions are counted as present for purposes of establishing a quorum but do not have any effect on the outcome of the vote on this proposal.

3.     The following advisory (non-binding) votes were cast to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions in the Company’s Proxy Statement for the 2016 Stockholders’ Meeting:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining
14,858,615	2,934,327	161,207

The advisory proposal on executive compensation requires the approval of a majority of the votes cast. Accordingly, this proposal was approved. Abstentions are counted as present for purposes of establishing a quorum but do not have any effect on the outcome of the vote on this proposal.

4.     The following votes were cast in connection with the approval of the Bylaw Amendment:

Number of Votes Voted For	Number of Votes Voted Against	Number of Votes Abstaining
17,649,705	178,152	126,292

The proposal for the adoption of the Bylaw Amendment requires the affirmative vote of holders of at least 66 2/3% of the shares of Company Common Stock outstanding as of the close of business on June 7, 2016. Accordingly, this proposal was approved. Abstentions are counted as present for purposes of establishing a quorum and will have the same practical effect as a vote against this proposal.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1     Form of Award of Restricted Stock Agreement for independent directors dated June 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: June 30, 2016	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel
and Secretary